SIMS COMMUNICATIONS, INC.

                             Shares Common Stock

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares (the "Shares") of this common stock (the "Common Stock") of SIMS Communications, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. Persons who receive Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      The Company has an Incentive Stock Option Plan, two Non-Qualified Stock Option Plans and two Stock Bonus Plans. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".






             The date of this Prospectus is _____________, 1999.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                            AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (26 Federal Plaza, New York, New York 10278), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                     DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                          SIMS Communications, Inc.
                           18001 Cowan, Suites C&D
              Irvine, CA 92614(949) 261-6665Attention: Secretary
      The following documents filed with the Commission by the Company (Commission File No. 0-25474) are hereby incorporated by reference into this
Prospectus:

      (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998. All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              TABLE OF CONTENTS
                                                            PAGE

THE COMPANY .................................................. 5

RISK FACTORS ................................................. 7

DILUTION .....................................................11

USE OF PROCEEDS ..............................................13

SELLING SHAREHOLDERS .........................................14

PLAN OF DISTRIBUTION .........................................16

DESCRIPTION OF COMMON STOCK ..................................17

EXPERTS.......................................................18

GENERAL ......................................................18

                                 THE COMPANY

      SIMS Communications, Inc. (the "Company") was incorporated in Delaware on August 15, 1991 to design and market a computerized system which provides unattended rental of cellular telephones through a stand-alone dispensing station. The Company's system, known as an Automated Communications Distribution Center ("ACDC"), was designed to serve the needs of traveling sales people, convention and seminar participants, and anyone else who is temporarily away from normal communications facilities and needs to maintain contact with an office or home while traveling.

      Prior to 1996 the Company operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations.

      The Company's first ACDC units became operational in September l993. In August 1995, the Company had 50 ACDC units in operation and the Company's franchisees (13 in total) had 28 ACDC's in operation. As of July 31, 1999 the Company was not operating any ACDC units and the Company's only remaining franchisee had five ACDC units in operation.

      The Company presently generates revenue through the following divisions:

One Medical

      The Company's One Medical Division provides a financial processing and communications network for the Home Medical Equipment (HME) industry. In addition to processing information and verifying insurance medical cards, this network connects HME buyers with a network of HME vendors. This proprietary network has been designated for the medical and managed healthcare market, but the Company's primary focus at the present time is the retail pharmacy industry.

      The One Medical network allows any pharmacy to be more competitive in the HME marketplace by being able to offer over 23,000 products through an automated catalogue process and a direct connection to local providers of oxygen, appliance repair, nursing care, and other such services. Pharmacies in the network are able to provide their customers with medical supplies and equipment along with product information without sending the customer to another location and thus losing control of the customer. As a result, the network provides pharmacies with the opportunity to capture a greater percentage of the managed healthcare market, generate additional revenues, and simultaneously provide greater service and convenience to their customers.

JustMed.com

      The JustMed.com division involves three components:

          - The Medcard health insurance verification and billing system
          - The JustMed.com website
          - The Med Store

MedCard System

      In November 1998 the Company acquired an exclusive world wide license to software programs and related technology known as the MedCard system. The MedCard system is an electronic processing system which consolidates insurance eligibility verification and processes medical claims and approvals of credit card and debit card payments in under 30 seconds through a single, small terminal.

      As of July 31, 1999 the MedCard system was able to retrieve on-line eligibility and authorization information from 77 medical insurance companies and electronically process and submit billings for its healthcare providers to over 1650 companies. These insurance providers include CIGNA, Prudential, Oxford Health Plan, United Health Plans, Blue Cross, Medicaid, Aetna, Blue Cross/Blue Sheild and Metrahealth. Using the MedCard system, patients are relieved from the problems associated with eligibility confirmation and billings, healthcare providers' reimbursements are accelerated and account receivables are reduced. The time it takes to collect payments from insurance providers decreases from months to days. The Company obtains revenues from the sale or lease of its processing terminals and from fees received from every transaction processed by means of the terminals.

Website

    The JustMed.com website is an internet site which began functioning on July 1, 1999. The website advertises healthcare products and services which are available to the general public and provides medical information to the general public. Persons in need of healthcare products and services can access the website and order products or transfer to the more detailed websites maintained by the companies which provide the products and services. The Company expects to generate revenues from this website by charging providers of healthcare products and services fees for advertising on the website. Sims will also receive fees when a person transfers from the Company's website to the websites maintained by a provider of healthcare products or services. The Company expects that advertisers on its website will include distributors of healthcare equipment and products, hospitals, physician practice groups, and clinics.

Med Store

      The Med Store is a feature of the Company's website which allows consumers to use their computers to purchase a variety of healthcare products and services. Items available for purchase include canes, crutches, walkers, bath chairs, blood pressure units, cold therapies, exercise equipment and hot and cold packs.

Movie Vision

      Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States.

      The Company's executive offices are located at 18001 Cowan, Suite C & D, Irvine California 92614. The Company's telephone number is (949) 261-6665.

      All historical share data in this Prospectus has been adjusted to reflect the following stock splits relating to the Company's common stock:
June 1995: 2-for-1 forward split, February 1996: 1-for-10 reverse split, February l998: 1-for-4 reverse split.

                                 RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, prospective investors should read this entire Prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth in this Prospectus prior to making an investment.

      History of Losses. The Company has incurred losses since it was formed in 1991. From the date of its formation through March 31, 1999, the Company incurred net losses of approximately $(24,982,000). During the nine months ended March 31, 1999 the Company had a loss of $(4,532,730). The Company expects to continue to incur losses until such time, if ever, as it generates substantial revenues and earns net income. There can be no assurance that the Company will be able to generate sufficient revenues and become profitable.

      The Company is vulnerable to a variety of business risks generally associated with small companies, any one of which could have a material adverse effect on its business, financial condition and results of operations. Potential investors should be aware of the difficulties encountered by small companies and the other risk factors set forth in this section. The Company's future operating results will depend on a number of factors, including the demand for its products and services, government regulation, the Company's ability to compete with much larger companies, its ability to successfully market its products and services, retain qualified sales and other personnel, successfully manage growth (including monitoring an expanded level of operations and controlling costs), and the availability of additional financing,

      The Company's operations have placed, and are expected to continue to place, significant strain on the Company's management, staff, working capital, and financial control systems. The failure to maintain or upgrade financial control systems, to recruit additional staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's systems and controls or staff will be adequate. There can be no assurance that the Company will be able to earn a profit from its operations.

      Need for Capital. This offering is being made in behalf of certain Selling Shareholders. The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. The Company's continued operations will depend upon the availability of additional funding. There can be no assurance that the Company will be able to obtain additional funding, if needed, or if available on terms satisfactory to the Company.

      Agreements with Credit Card Companies. The Company's point-of-sale terminals and video dispensing machines are capable of operating on an automatic basis as the result of a nationwide credit card system. By means of telephone lines and computers, this system links credit card companies, issuing banks and credit card processing firms throughout the United States and allows products and services to be purchased through credit cards. The Company presently has agreements with credit card processors which authorize the use of various major credit cards in the Company's machines. In order for the Company to continue to have the services of these credit card processors available, the Company is required to meet certain conditions as provided in the agreements between the credit card processors and the Company. In the event the Company fails to meet these conditions, the credit card processors may automatically refuse to accept credit cards, in which case the Company's machines would be unable to process transactions.

      Market for Company's Securities; Volatility of Securities Prices. Prices for the Company's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for the Company's Common Stock, the Company's financial results, investor perceptions of the Company, and general economic and other conditions. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility and market prices of many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

      No Assurance of Continued NASDAQ Listing. Although the Company's Common Stock is currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. ("NASD") requires, for continued inclusion on the NASDAQ Small-Cap Market, that the Company must maintain $2,000,000 in net worth and that the bid price of the Company's Common Stock must be at least $1.00.

      There can be no assurance however that the Company's securities will remain listed on the NASDAQ Small-Cap Market. If the Company's securities were delisted from the NASDAQ Small-Cap Market, the Company's securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities.

      If the Company's Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of the Company's securities, may affect the ability of broker/dealers to sell the Company's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in the Company's securities.

      The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

      Options, Warrants and Convertible Securities. The Company has issued options, warrants and other convertible securities ("Derivative Securities") which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities underlying certain Derivative Securities will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

      For the terms of these Derivative Securities, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such Derivative Securities may exercise and/or convert them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Derivative Securities. The exercise or conversion of the Derivative Securities will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise or conversion of the Derivative Securities could adversely affect the market price of the Company's stock. See "Dilution and Comparative Share Data".

      Shares Available for Resale. As of July 31, 1999, there were 17,299,052 shares of the Company's Common Stock issued and outstanding. Of this amount, approximately 9,215,000 shares are "restricted securities" as defined by Rule 144 of the Securities Act of 1933.

      Rule 144 provides, in essence, that shareholders, after holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of l% of the Company's then outstanding Common Stock or the average weekly trading volume, if any, of the stock during the four calendar weeks preceding the sale. Non-affiliates of the Company who hold restricted securities for a period of two years may, under certain prescribed conditions, sell their securities without regard to any of the requirements of the Rule.

      Approximately 3,500,000 shares of restricted stock have satisfied the one-year holding period required by Rule 144. Approximately 5,078,000 additional shares of restricted stock are being offered for public sale by means of a registration statement which has been filed with the Securities and Exchange Commission. The remaining shares of restricted stock will become available for resale pursuant to Rule 144 beginning in August 1999.

      No prediction can be made as to the effect, if any, that the sale of Common Stock (or the availability of such Common Stock for sale) by the holders of the Company's restricted stock will have on the market price of the Company's securities. Nevertheless, the possibility of a substantial number of shares of Common Stock being offered for sale in the public market may adversely affect prevailing market prices for the Common Stock and could impair investors' ability to sell the Company's Common Stock or the Company's ability to raise capital through the sale of its equity securities.

      Lack of Dividends. There can be no assurance that the operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use available funds to finance any possible growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid.

      Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 1,000,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock would allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

      FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                     DILUTION AND COMPARATIVE SHARE DATA

      As of July 31, 1999, the Company had 17,299,052 shares of common stock issued and outstanding with a net tangible book value (total assets less total liabilities and intangible assets) of approximately $0.15 per share.

      The net tangible book value of a share of the Company's Common Stock is substantially less than the price which investors will pay for the shares offered by this Prospectus. The difference between the price paid by investors in this offering and the net tangible book value of the Company's Common Stock is the dilution attributable to each share of Common Stock.

      "Net tangible book value per share" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets and dividing such amount by the shares of Common Stock then outstanding.

      The following table reflects the shares of Common Stock which may be issued by the Company as the result of the sale of additional securities by the Company, the exercise of options and warrants issued, or to be issued, by the Company and the conversion of convertible securities issued by the Company.

                                                          Number of     Note
                                                           Shares     Reference

      Shares Outstanding                                 17,299,052

      Shares issuable upon conversion of Series C         2,125,000      A
      Preferred Stock.

      Shares  issuable in payment of dividends to            93,750      B
      holders of Series C Preferred shares.

      Shares  issuable  upon  exercise of warrants          113,333      B
      held by Series C Preferred shareholders.

      Shares held by, or which may be acquired              111,519      B
      by sales agent.

      Shares issuable upon exercise of warrants           1,888,206      C
      issued to sales agents and financial consultants

      Shares issuable upon conversion of notes and          137,565      D
      exercise of  warrants sold in private offerings


      Shares issuable upon exercise of options            4,825,500      E
      previously granted by Company

      Additional  shares  issuable in connection with
      the  acquisition of One Medical Services, Inc.:                    F
               Warrant Shares                              187,500
               Incentive Shares                          1,485,000

      Shares issuable upon exercise of warrants sold     1,804,953       G
      to private investors

A. Between November 1998 and January 1999, the Company sold 1,700 shares of its Series C Preferred Stock (the "Preferred Stock") to a group of institutional investors for $1,700,000. Each Preferred Share is convertible into shares of the Company's common stock equal in number to the amount determined by dividing $1,000 by the lower of (i) $1.50 (or $1.28 in the case of 750 shares sold in December 1998), or (ii) 80% of the average price of the Company's common stock for any two trading days during the ten trading days preceding the conversion date. The lower of (i) or (ii) is the "Conversion Price" for the Series C Preferred Stock. The shares in the table assume a conversion price of $0.80 per share. The actual number of shares to be issued upon the conversion of the Series C Preferred Shares will depend upon the price of the Company's common stock at the time of conversion.

B. In connection with the issuance of the Series C Preferred Stock the Company also:

      (i)    Agreed  to  pay  annual  dividends  to  the  Series  C  Preferred shareholders at the rate of $60 per share. At the Company's option these dividends may be paid in cash or in shares of the Company's common stock. For dividends paid in shares of stock, the number of shares to be issued is determined by dividing the dollar amount of the dividends by 80% of the average price of the Company's common stock for any two trading days during the ten trading days preceding the date the dividends are payable. As of July 31, 1999 the Company owed approximately $75,000 in dividends to the Series C Preferred shareholders. The Company has elected to pay these dividends with shares of common stock. The number of shares in the table was determined by dividing $75,000 by $0.80.
      (ii) Issued to the holders of the Series C Preferred Stock, on a pro rata basis, warrants which collectively allow for the purchase of up to 116,333 shares of the Company's common stock. The warrants are exercisable at a price of $1.00 per share at any time prior to July 31, 2004.
      (iii) Issued to the sales agent for the offering 45 shares of Series C Preferred Stock, warrants for the purchase of 37,500 shares of the Company's common stock and 14,769 shares of common stock. The Series C Preferred Shares issued to the sales agent are convertible on the same basis as the Series C Preferred Shares sold to the institutional investors (with maximum conversion prices ranging between $1.27 and $1.50 per share). The warrants issued to the sales agent are exercisable at a price of $1.24 and $1.50 per share at any time prior to December 31, 2003.

C. In connection with prior private offerings of the Company's common stock, the Company paid Commissions to the sales agents for such offerings in the form of cash and warrants. The Company has also entered into a number of agreements with various financial consultants. Pursuant to the terms of these agreements, the Company has issued to the financial consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $0.59 and $5.00 per share and expire between November 2001 and April 2004.

D. Between February and December l997 the Company sold $1,017,500 of convertible notes (the "Notes"), together with warrants for the purchase of 75,065 shares of the Company's common stock. The Notes bear interest at 8% per annum and are presently due and payable. As of July 31, 1999 Notes in the principal amount of $917,500 (plus accrued interest) have been converted into 571,851 shares of the Company's common stock. The remaining Notes are collectively convertible into 62,500 shares of the Company's Common Stock at a conversion price of $1.60 per share. The Warrants are exercisable at any time prior to May 31, 2002 at prices ranging between $4.00 and $10.00 per share.

E.  See "Selling Shareholders - Summary".

F. Effective May 30, 1998 the Company acquired One Medical Services, Inc. in consideration for 142,349 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. The Company has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating of One Medical. The number of shares to be issued will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001), by the average closing price of the Company's common stock for the five day trading period prior to the end of each quarter.

G. In connection with certain private offerings, the Company sold shares of common stock and warrants. The warrants sold in these private offerings are exercisable at prices ranging between $0.44 and $1.54 per share and expire between March 2000 and April 2004.

      Shares issuable upon the exercise of options granted, or which may be granted pursuant to the Company's Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued or issuable pursuant to the Stock Bonus Plans are also being offered by means of this Prospectus. See "Selling Shareholders". The shares which are referred to in Notes A, B, C and G (limited to 360,000 shares in the case of Note C and 889,269 shares in the case of Note
G), as well as approximately 5,000,000 additional shares, are being registered for public sale by means of a separate registration statement on Form S-3 which has been filed with the Securities and Exchange Commission.

                               USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of the Company's Common Stock (the Selling Shareholders) and were issued by the Company in connection with the Company's employee stock bonus or stock option plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                             SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock. Officers and directors who received options or shares of common stock pursuant to the Plans, and who are offering shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders". Shares issuable upon the exercise of options granted, or which may be granted pursuant to the Company's Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued or issuable pursuant to the Stock Bonus Plans are also being offered by means of this Prospectus.

      The Company has an Incentive Stock Option Plan, Non-Qualified Stock Option Plans and Stock Bonus Plans. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows.

      Incentive Stock Option Plan. The Company has an Incentive Stock Option Plans that authorizes the issuance of up to 1,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plans. The Company has two Non-Qualified Stock Option Plans which collectively authorize the issuance of up to 3,000,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

      Stock Bonus Plans. The Company has Stock Bonus Plans which collectively allow for the issuance of up to 2,000,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Summary. The following sets forth certain information, as of July 31, 1999, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                                 Total        Shares                  Remaining
                                Shares     Reserved for    Shares      Options/
                               Reserved    Outstanding    Issued as     Shares
Name of Plan                  Under Plan    Options      Stock Bonus  Under Plan

Incentive Stock Option Plan    1,500,000     691,000         N/A        809,000

Non-Qualified Stock Option
  Plans                        3,000,000     607,000         N/A      2,393,000

Stock Bonus Plans              2,000,000       N/A        1,497,625     502,375

      The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the Plans:Incentive Stock Options

                           Shares Subject    Exercise             Expiration
Option Holder                To Option         Price           Date of Option

Mark Bennett                      --            --                    --
Michael Malet                     --            --                    --
Ian Hart                      50,000          $1.00                4/16/04
Marvin Berger                 15,000          $1.00                4/16/04
Other Company employees
and other third parties      26,000           $1.00                4/16/04


Non-Qualified Stock Options
---------------------------

      No officer or director holds any options which were granted pursuant to the Company's Non-Qualified Stock Option Plan.

Stock Bonus Plans

Name                                Shares issued as Stock Bonus

Mark Bennett                                   18,750 (1)
Michael Malet                                  21,250 (1)
Ian Hart                                       15,000
Other Employees and
  Consultants as a group                    1,442,625

(1) Shares were issued between May 1997 and June 1999. All of these shares have since been sold.

Other Options

    The Company has also issued options to purchase shares of the Company's common stock to the following officers and/or directors. These options were not granted pursuant to any of the

Company's stock option plans and the shares issuable upon the exercise of the options are not being offered by means of this prospectus.

                              Shares Subject    Exercise       Expiration
    Name                        to Option        Price        Date of Option

   Mark Bennett                  560,500          $1.50         5/29/03
   Mark Bennett                1,015,000          $0.8125       4/18/04
   Michael Malet                 457,000          $1.50         5/29/03
   Michael Malet                 925,000          $0.8125       4/18/04
   Ian Hart                      460,000          $0.8125       4/18/04
   Ian Hart                      100,000          $2.00        10/01/01
   Marvin Berger                  10,000          $2.50         9/01/01

Selling Shareholders

    The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
                                                        Number of
                                                        Shares to
                     Number of     Number of Shares    be Beneficially
                      Shares        Being Offered       owned on Com-    Percent
Name of Selling     Beneficially   Option     Bonus    pletion of the      of
  Shareholder         Owned       Shares(1)  Shares(2)   Offering        Class
-------------------------------------------------------------------------------
Mark Bennett          224,900         --        --       224,900           1%
Michael Malet         157,802         --        --       157,802           1%
Ian Hart               50,000     50,000    15,000        35,000            *
Marvin Berger          65,000     15,000        --        65,000            *

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.

(2) Represents shares received as a stock bonus.

To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                             PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                         DESCRIPTION OF COMMON STOCK

      The shares of Common Stock offered by this Prospectus are fully paid and non-assessable. Holders of the Common Stock do not have preemptive rights. Each stockholder is entitled to one vote for each share of Common stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

                                   EXPERTS

      The financial statements as of June 30, 1998 and for each of the two years in the period ended June 30, 1998 incorporated by reference in this prospectus from the Company's annual report on Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman PC independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   GENERAL

         The Delaware General Corporation Law provides that the Company may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

         All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.